            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Oberweis Emerging Growth Portfolio, Oberweis Micro-Cap Portfolio and Oberweis Mid-Cap Portfolio (three portfolios constituting The Oberweis Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


Chicago, IL
September 29, 2005